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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE             FOR:  HEALTHDYNE INFORMATION
                                        ENTERPRISES, INC.

                          APPROVED BY:  Robert Murrie
                                        Healthdyne Information Enterprises, Inc.
                                        President and CEO
                                        (770) 423-8526

                              CONTACT:  Investor Relations:
                                        Gordon McCoun/Stacey Levitz
                                        Press: Michael McMullan
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600
                                        Web: http://www.morgen-walke.com

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                       COMPLETES MERGER WITH HUBLINK, INC.

         Marietta, GA, May 13, 1998--Healthdyne Information Enterprises, Inc. ("HIE"), an integration solutions company (NASDAQ: HDIE), announced today it has completed a merger through a wholly owned subsidiary with HUBLink, Inc., a privately-held integration software tool company located in Columbus, OH. Under the terms of the merger, which will be accounted for as a pooling of interests, HIE issued approximately 2.95 million shares of common stock in conjunction with the transaction. The merger is expected to be accretive to earnings.

         HUBLink, Inc. is a provider of message broker tools and solutions for enterprise-wide systems integration. Message brokers represent a new form of middleware that bridge heterogeneous applications across the enterprise. "This merger of HIE and HUBLink combines two of the leading participants in the healthcare integration solutions segment, and positions HIE as a significant and emerging player in the rapidly growing $2.4 billion applications integration market. In addition to a significant healthcare customer base, HUBLink provides HIE with advanced object technologies, early market positioning for message brokering among large organizations and key partners for non-healthcare vertical growth. The combined company has a distribution network encompassing North America, Central & Eastern Europe, the Asia/Pacific region, the Middle East and Africa, over 1,000 customer sites, and pro forma 1997 revenue of $18 million.

         Robert Murrie, HIE's President and Chief Executive Officer, said, "This merger, which is expected to enhance our revenue growth rate, is a natural partnership of complementary services, technologies, corporate cultures and customer bases. Both companies are dedicated to designing tools and services that allow for integration of disparate hardware and software components within an enterprise information system. We have established reputations as premier technology suppliers in our respective segments of the applications integration market: HIE, with its Cloverleaf(R) integration engine, and HUBLink with its OM3(TM) enterprise-level object-orientated message broker. Both companies are leaders in customer service and will continue to emphasize service as a merged entity."

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         Mr. Murrie continued, "Under a unified operating structure, HIE expects to build quickly on common strengths, create efficiencies in areas such as administration, marketing, and research & development, and leverage combined resources to provide customers, partners, and prospects with a broader offering of innovative integration tools and services."
         Mark Shary, HUBLink's President and Chief Executive Officer, will be HIE's new Chief Financial Officer, as well as Senior Vice President for Product Planning. Mr. Shary founded HUBLink in 1992 following a ten-year career with Ernst & Young, where he held the position of Senior Manager. He is a CPA and a contributing member of various technology organizations, such as the Object Management Group (OMG), Healthcare Information Management Systems Society (HIMSS), and the Message Oriented Middleware Organization (MOMA). Mr. Shary replaces Joe Bleser, HIE's current Chief Financial Officer. Mr. Bleser will remain actively involved with the Company as a consultant and board member after his retirement on June 30, 1998. Robert Murrie will continue as HIE's President and Chief Executive Officer.
         Mr. Shary stated, "With this merger, HIE plans to continue its strong focus in the healthcare industry while creating significant opportunities to leverage core integration tools and service offerings in complementary vertical markets such as manufacturing, retail banking, financial services, and government. HUBLink, as an IBM BESTeam Premier Partner, brings considerable expertise in IBM's MQSeries product, which leads the middleware market with an installed base of over 3,500 sites in a variety of industries. HUBLink has been making significant progress in penetrating this MQSeries customer base with its OM3 Message Broker, a complementary product."
         HIE, Inc. helps enterprises protect and leverage their legacy information technology investments and add new, incremental capabilities designed to enhance organizational effectiveness and meet new goals.

Except for the historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties which could cause actual results to differ materially from those indicated in such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, the mix of software and service revenue, the mix of direct and indirect sales, sales timing, changes in pricing policies, undetected errors or bugs in the software, delays in product development, lower-than-expected demand for the Company's software tools or services, business conditions in the healthcare and other complementary markets, the Company's ability to modify its software for use in non-healthcare industries, risks associated with possible acquisitions, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 1997. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the Federal securities laws.

        FOR MORE INFORMATION VISIT HIE'S WEB SITE AT HTTP://WWW.HIE.COM.


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"HIE" and "Cloverleaf" are registered trademarks of Healthdyne Information
Enterprises, Inc. "HUBLink" is a registered trademark and "OM3" and "OM3 Message Broker" are trademarks of HUBLink, Inc., now HIE. "IBM", "BESTeam" and "MQSeries" are all registered trademarks of International Business Machines Corp.